Exhibit 99.1

MARA Appoints Janet George and Barbara Humpton to Board of Directors and Names Doug Mellinger Lead Independent Director

Fort Lauderdale, FL – September 5, 2024 – MARA Holdings, Inc. (NASDAQ:MARA) (“MARA” or the “Company”), a global leader in leveraging digital asset compute to support the energy transformation, today announced the appointment of Janet George and Barbara Humpton to its board of directors, and announced the appointment of current board member Doug Mellinger as lead independent director, effective September 1, 2024. Ms. George and Ms. Humpton replace Kevin DeNuccio and Said Ouissal, who have stepped down from the board, effective September 1, 2024, as part of a planned transition.

Ms. George and Ms. Humpton were selected to join MARA’s board for their exceptional leadership and the deep expertise they bring in AI, data centers, and energy, and for their proven track records in driving innovation and growth across complex industries. These appointments underscore the Company’s commitment to enhancing its board with leaders who can contribute to advancing its strategic initiatives in these critical areas.

Ms. George is a highly accomplished executive and board member with deep expertise in artificial intelligence, data centers, and high-growth technology environments. She most recently served as Corporate Vice President and General Manager of Data Center & Artificial Intelligence at Intel Corporation, where she led a multi-billion dollar business unit and was responsible for driving AI/ML SaaS growth and optimizing the division’s overall health. Ms. George has a strong track record of scaling businesses and executing and integrating large-scale acquisitions, including Intel’s recent $650 million acquisition of a cloud AI-based workload optimization company. She previously held senior roles at Oracle, Western Digital, Accenture, Yahoo, eBay, and Apple, where she consistently delivered revenue growth, operational efficiencies, and innovative technology solutions. Ms. George holds an advanced master’s degree in computer science with a focus on artificial intelligence and a bachelor’s degree in computer science, mathematics, and physics. She serves on the advisory board of Gandeeva Therapeutics.

Ms. Humpton is a seasoned executive and board member with extensive experience across public, private, and non-profit sectors. Currently serving as President and CEO of Siemens USA, she oversees a $19 billion portfolio focused on energy-efficient technologies, smart infrastructure, and healthcare. Under her leadership, Siemens USA has become a powerhouse of innovation, leveraging AI and industrial data to drive continuous improvement across its operations. Prior to her role at Siemens USA, Ms. Humpton held senior positions at Booz Allen Hamilton and Lockheed Martin, where she contributed to national security and technology advancements. She is recognized for her leadership in public-private collaborations, having served on advisory boards for both the Trump and Biden administrations. Ms. Humpton also holds board positions at several prominent organizations, including Fluence, Triumph Group, and the Federal Reserve Bank of Richmond. A passionate advocate for talent development, she is committed to using technology to create positive impact. Ms. Humpton earned her bachelor’s degree in mathematics from Wake Forest University.

As lead independent director of the MARA board, Mr. Mellinger will focus on enhancing governance and strategic oversight. Mr. Mellinger has served on the MARA board since March 2022. He is an active investor, entrepreneur, and philanthropist with extensive experience in technology and finance. Mr. Mellinger is a Managing Director at Clarion Capital Partners. He has previously been a partner at Palm Ventures, managing partner at Zeno Ventures, and founder/CEO of Enherent Corp. He has also served on the boards of Edgar Online, Foundation Source, International Education Corporation, and others.

MARA’s Chairman and CEO, Fred Thiel, said, “We are thrilled to welcome Janet George and Barbara Humpton to MARA’s board of directors, and to announce Doug Mellinger as our new lead independent director. As we are now an S&P SmallCap 600 company, we believe it is time to adopt best practices from leading companies by having a lead independent director. Doug’s long-standing commitment to MARA and his deep understanding of our business make him the ideal choice for the role. Given the increasing relevance of MARA’s digital infrastructure technology and our AI data center co-location strategy to hyperscalers and AI data center operators, we recognized the need to bring AI and AI data center-specific expertise onto our board. Additionally, as our utility scale mining and energy harvesting business segments continue to expand, we saw the importance of adding global energy and power infrastructure expertise to guide our growth. Janet’s extensive experience in artificial intelligence and data center operations, coupled with Barbara’s leadership in technology and infrastructure, will be invaluable as we continue to innovate and grow. These appointments significantly strengthen our board’s expertise and oversight capabilities, positioning MARA for continued success and leadership in our industry. We look forward to benefiting from their collective wisdom and guidance as we execute our strategic vision.

“I would also like to take this opportunity to express our gratitude to Kevin DeNuccio and Said Ouissal for their dedicated service to MARA. We wish them the best of luck in their future endeavors and thank them for their invaluable contributions during their tenure.”

About MARA

MARA (NASDAQ:MARA) is a global leader in digital asset compute that develops and deploys innovative technologies to build a more sustainable and inclusive future. MARA secures the world’s preeminent blockchain ledger and supports the energy transformation by converting clean, stranded, or otherwise underutilized energy into economic value.

For more information, visit www.mara.com, or follow us on:

Twitter: @MarathonDH

LinkedIn: www.linkedin.com/company/marathon-digital-holdings

Facebook: www.facebook.com/MarathonDigitalHoldings

Instagram: @marathondigitalholdings

MARA Company Contact:

Telephone: 800-804-1690

Email: ir@mara.com

MARA Media Contact:

Email: marathon@wachsman.com